Scholastic Reports Fiscal 2024 Second Quarter Results
Diluted Earnings Per Share of $2.45, Up 16% From Prior Year

Over $58 Million Returned to Shareholders in Second Quarter

Board Approves an Additional $66 Million for Share Repurchases, Increasing Total Authorization to $100 Million

New York – December 14, 2023 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal second quarter ended November 30, 2023.

Peter Warwick, President and Chief Executive Officer, said, “During the seasonally important, back-to-school second quarter, Scholastic delivered again on its mission and long-term opportunity as we face a currently complex environment in U.S. schools. School Book Fairs achieved higher fair count and solid second quarter sales, and we began the process of strategically repositioning our School Book Clubs as part of the integrated School Reading Events business. Education sales remained stable, reflecting Scholastic’s unique ability to support literacy by providing children access to engaging book collections through our state and district partnerships. We also continued to invest in our strategy to drive long-term growth and shareholder value. We returned over $58 million to shareholders through share buybacks and our dividend.

“Cat Kid Comic Club: Influencers by Dav Pilkey, the interactive edition of Harry Potter and the Prisoner of Azkaban, The Harry Potter Wizarding Almanac, and the new paperback edition of The Ballad of Songbirds and Snakes, Suzanne Collins’ prequel to the Hunger Games® series, all dominated bestseller lists last quarter, evidencing Scholastic’s leading position as a provider of children’s and young adult content. The new live-action Goosebumps® TV series on Disney+® and Hulu® also performed very well since its October launch. Co-produced by Scholastic Entertainment, it is based on the classic Scholastic series, which has sold over 400 million copies. Looking ahead, we are positive about our publishing plan for the remainder of the fiscal year, including new titles in our hugely popular Dog Man® and HeartstopperTM series.

“Second quarter results came in below expectations for profit growth, however, largely reflecting lower than forecast participation and spending in our School Reading Events division, which we expect to continue for the remainder of this school year. As a result, we are adjusting our fiscal 2024 guidance as we take steps to target additional revenue opportunities and align spending in the second half of this year. Overall, last quarter’s results reinforce our conviction in Scholastic’s long-term growth outlook – as we continue to build on our unique strengths as the world’s largest and most trusted children’s publisher and distributor – and our commitment to continue deploying capital to invest in growth and enhance shareholder returns.”

Outlook

The Company has updated its guidance for fiscal year 2024 and now expects Adjusted EBITDA (as defined in the accompanying tables) of $165 million to $175 million (compared to a range of $190 million to $200 million, previously). Full-year revenue is now expected to be approximately level with or slightly below the prior year (compared to growth of 3% to 5%, previously).
Fiscal 2024 Q2 Review

In $ millions (except per share data)	Second Quarter		Change
	Fiscal 2024	Fiscal 2023	$	%
Revenues	$562.6	$587.9	$(25.3)	(4)%

Operating income (loss)	$101.3	$100.1	$1.2	1%
Earnings (loss) before taxes	$101.5	$100.9	$0.6	1%
Diluted earnings (loss) per share	$2.45	$2.12	$0.33	16%

Operating income (loss), ex one-time items *	$101.3	$100.1	$1.2	1%
Diluted earnings (loss) per share, ex. one-time items *	$2.45	$2.12	$0.33	16%

Adjusted EBITDA *	$124.0	$122.3	$1.7	1%

* Please refer to the non-GAAP financial tables attached

Revenues decreased 4% to $562.6 million, primarily as a result of reduced, more targeted promotional spending and the elimination of unprofitable orders in Book Clubs, as the channel is repositioned to a smaller, more profitable core. Revenues from other channels and businesses were approximately in line with the prior period.

Operating income was $101.3 million in the quarter, an increase of $1.2 million from $100.1 million a year ago. Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) increased $1.7 million to $124.0 million. Profits improved, reflecting lower promotional spending and improvements in inventory product and freight costs, which more than offset the impact of lower sales in Clubs.

Quarterly Results

Children’s Book Publishing and Distribution

In the fiscal second quarter, the Children’s Book Publishing and Distribution segment’s revenues decreased 6% to $392.8 million.

•Book Fairs revenues were $242.1 million, up 1% from the prior year period primarily on higher fair count. Increased redemptions of incentive program credits were partly offset by modestly lower average revenue per fair. On a same-fair basis, revenue per fair rose modestly.

•Book Clubs revenues were $32.4 million, down 44% from the prior year period, reflecting a planned reduction in promotional spending on unprofitable offers, as the business implements new customer-centric strategies and is integrated with Book Fairs into a combined School Reading Events division.

•Consolidated Trade revenues were $118.3 million, a decline of 1% from the prior year period primarily due to lower revenues in Scholastic Entertainment, relative to the prior year, which benefited from the release of the Eva the OwletTM TV series. Excluding media revenues, channel revenues increased 3%, driven by higher foreign rights sales and the success of multiple front and backlist titles, despite headwinds in the retail book market. The Company’s retail book sales continue to benefit from the success of movies and TV shows, including Lionsgate’s release of The Ballad of Songbirds and SnakesTM and Blumhouse’s Five Nights at Freddy’sTM.

Segment operating income was $110.8 million, compared to $113.2 million in the prior period, largely reflecting lower revenues and higher planned spending related to facilities and employees ahead of budgeted growth in Book Fairs’ operations.

Education Solutions

Education Solutions revenues increased 1% to $81.0 million, due to higher state-sponsored program revenues, partly offset by lower sales of supplemental instructional materials.

Segment operating income was $5.8 million, compared to $7.0 million in the prior period, largely reflecting lower gross margins due to product mix.

International

Excluding favorable foreign currency exchange of $0.7 million, International revenues declined 4% or $3.8 million as revenues in Australia and New Zealand were impacted by continued softness in the overall retail market. Revenue declines were partly offset by higher Book Fairs and Trade channel revenues in the UK.

Segment operating income was $8.0 million, compared to $6.7 million in the prior period. Improved results were primarily driven by Canada, which benefited from the reorganization of Book Clubs.

Overhead

Overhead costs were $23.3 million, compared to $26.8 million in the prior period. Overhead benefited from higher rental income associated with an additional tenant in the retail space of the Company’s headquarters building in Soho, New York City.

Capital Position and Liquidity

In $ millions	Second Quarter		Change
	Fiscal 2024	Fiscal 2023	$	%
Net cash (used) provided by operating activities	$109.7	$81.6	$28.1	34%
Additions to property, plant and equipment and prepublication expenditures	(21.1)	(18.9)	2.2	12%
Free cash flow (use)*	$88.6	$62.7	$25.9	41%

Net cash (debt)*	$143.2	$256.3	$(113.1)	(44)%

* Please refer to the non-GAAP financial tables attached

Net cash provided by operating activities increased $28.1 million compared to the prior period, primarily driven by lower inventory purchasing and working capital usage. Lower inventory spend reflects lower freight and manufacturing costs. Free cash flow (a non-GAAP measure of operations explained in the accompanying tables) was $88.6 million in fiscal 2024, compared to free cash flow of $62.7 million in the prior period, reflecting higher operating cash flow.

The Company distributed $6.3 million in dividends and repurchased 1,355,277 shares of its common stock for $52.3 million in the second quarter.

The Company’s Board of Directors has authorized an additional $66.2 million for repurchases of its common stock under the Company’s stock repurchase program increasing the authorization to $100.0 million. The Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions for the foreseeable future.

Fiscal Year-To-Date 2024 Review

In $ millions (except per share data)	Year-To-Date		Change
	Fiscal 2024	Fiscal 2023	$	%
Revenues	$791.1	$850.8	$(59.7)	(7)%

Operating income (loss)	$2.2	$42.0	$(39.8)	(95)%
Earnings (loss) before taxes	$3.5	$43.0	$(39.5)	(92)%
Diluted earnings (loss) per share	$0.09	0.84	$(0.75)	(89)%

Operating income (loss), ex. one-time items *	$8.5	$42.0	$(33.5)	(80)%
Diluted earnings (loss) per share, ex. one-time items*	$0.23	$0.84	$(0.61)	(73)%

Adjusted EBITDA *	$53.4	$86.7	$(33.3)	(38)%

* Please refer to the non-GAAP financial tables attached

Revenues decreased 7% to $791.1 million year-to-date, primarily due to the headwinds in the retail market, which impacted both the domestic and international trade markets in the first quarter and to a lesser extent the second quarter, and the shifting timing of sales in Education Solutions. Revenues were also impacted by the strategic plan to reposition Book Clubs to a smaller, more profitable core.

Operating income was $2.2 million in the first half of fiscal 2024, including $6.3 million in one-time charges related to restructuring and cost-savings activities, compared to $42.0 million a year ago, which did not include any one-time charges. Excluding one-time charges in the current period, operating income decreased $33.5 million from a year ago. Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) decreased $33.3 million to $53.4 million. As expected, the continued shift in the overall seasonality of the Education segment sales, which significantly impacted the first quarter performance of this segment, coupled with continued investment in strategic initiatives and increased spending in the Book Fairs business to facilitate increased fair count resulted in the reduction in operating income.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Conference Call
The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, December 14, 2023. Peter Warwick, Scholastic President and Chief Executive Officer, and Kenneth Cleary, the Company’s Chief Financial Officer and Acting President, International, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, www.investor.scholastic.com. To access the conference call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com.
About Scholastic
For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With international operations and exports in more than 135 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact

Investors:
Jeffrey Mathews
(212) 343-6741, investor_relations@scholastic.com

Media:
Anne Sparkman
(212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Six months ended
	11/30/23	11/30/22	11/30/23	11/30/22
Revenues	$562.6	$587.9	$791.1	$850.8
Operating costs and expenses:
Cost of goods sold	234.1	260.4	364.1	404.9
Selling, general and administrative expenses (1)	213.1	213.6	397.3	376.4
Depreciation and amortization	14.1	13.8	27.5	27.5
Total operating costs and expenses	461.3	487.8	788.9	808.8
Operating income (loss)	101.3	100.1	2.2	42.0
Interest income (expense), net	0.4	0.7	1.8	0.9
Other components of net periodic benefit (cost)	(0.2)	0.1	(0.5)	0.1
Earnings (loss) before income taxes	101.5	100.9	3.5	43.0
Provision (benefit) for income taxes (2)	24.6	25.5	0.8	13.0
Net income (loss)	76.9	75.4	2.7	30.0
Less: Net income (loss) attributable to noncontrolling interest	—	0.1	—	0.2
Net income (loss) attributable to Scholastic Corporation	$76.9	$75.3	$2.7	$29.8
Basic and diluted earnings (loss) per share of Class A and Common Stock (3)
Basic	$2.51	$2.17	$0.09	$0.86
Diluted	$2.45	$2.12	$0.09	$0.84
Basic weighted average shares outstanding	30,653	34,488	31,159	34,422
Diluted weighted average shares outstanding	31,442	35,352	32,038	35,354

(1) In the six months ended November 30, 2023, the Company recognized pretax severance of $6.3 related to restructuring and cost-savings initiatives.
(2) In the six months ended November 30, 2023, the Company recognized a benefit of $1.6 for income taxes in respect to one-time pretax items.
(3) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change		Six months ended		Change
	11/30/23	11/30/22	$	%	11/30/23	11/30/22	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$32.4	$57.6	$(25.2)	(44)%	$35.0	$63.9	$(28.9)	(45)%
Book Fairs	242.1	240.8	1.3	1%	269.4	269.1	0.3	0%
School Reading Events	274.5	298.4	(23.9)	(8)%	304.4	333.0	(28.6)	(9)%
Consolidated Trade	118.3	119.9	(1.6)	(1)%	191.2	210.0	(18.8)	(9)%
Total Revenues	392.8	418.3	(25.5)	(6)%	495.6	543.0	(47.4)	(9)%
Operating income (loss)	110.8	113.2	(2.4)	(2)%	69.3	83.1	(13.8)	(17)%
Operating margin	28.2%	27.1%			14.0%	15.3%

Education Solutions
Revenues	81.0	80.0	1.0	1%	147.0	153.2	(6.2)	(4)%
Operating income (loss)	5.8	7.0	(1.2)	(17)%	(12.9)	2.7	(15.6)	NM
Operating margin	7.2%	8.8%			NM	1.8%

International
Revenues	86.5	89.6	(3.1)	(3)%	143.7	154.6	(10.9)	(7)%
Operating income (loss)	8.0	6.7	1.3	19%	(0.2)	3.2	(3.4)	(106)%
Operating margin	9.2%	7.5%			NM	2.1%

Overhead
Operating income (loss)	(23.3)	(26.8)	3.5	13%	(54.0)	(47.0)	(7.0)	(15)%

Operating income (loss)	$101.3	$100.1	$1.2	1%	$2.2	$42.0	$(39.8)	(95)%
NM Not meaningful

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	11/30/23	11/30/22
Cash and cash equivalents	$149.5	$261.1
Accounts receivable, net	311.8	345.9
Inventories, net	302.3	380.4
Accounts payable	159.5	212.4
Deferred revenue	225.0	232.7
Accrued royalties	57.5	69.4
Lines of credit and current portion of long-term debt	6.3	4.8
Long-term debt	—	—
Total debt	6.3	4.8
Net cash (debt) (1)	143.2	256.3
Total stockholders’ equity	1,079.1	1,218.1

Selected Cash Flow Items
	Three months ended		Six months ended
	11/30/23	11/30/22	11/30/23	11/30/22
Net cash provided by (used in) operating activities	$109.7	$81.6	$71.6	$21.3
Less:
Additions to property, plant and equipment	14.8	12.7	29.1	24.1
Prepublication expenditures	6.3	6.2	11.7	11.0
Free cash flow (use) (2)	$88.6	$62.7	$30.8	$(13.8)

(1) Net cash (debt) is defined by the Company as cash and cash equivalents, net of lines of credit and short-term debt plus long-term-debt. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.
(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	11/30/2023			11/30/2022
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$2.45	$—	$2.45	$2.12	$—	$2.12
Net income (loss)	$76.9	$—	$76.9	$75.3	$—	$75.3
Earnings (loss) before income taxes	$101.5	$—	$101.5	$100.9	$—	$100.9

Children’s Book Publishing and Distribution	$110.8	$—	$110.8	$113.2	$—	$113.2
Education Solutions	5.8	—	5.8	7.0	—	7.0
International	8.0	—	8.0	6.7	—	6.7
Overhead	(23.3)	—	(23.3)	(26.8)	—	(26.8)
Operating income (loss)	$101.3	$—	$101.3	$100.1	$—	$100.1
	Six months ended
	11/30/2023			11/30/2022
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$0.09	$0.15	$0.23	$0.84	$—	$0.84
Net income (loss) (2)	$2.7	$4.7	$7.4	$29.8	$—	$29.8
Earnings (loss) before income taxes	$3.5	$6.3	$9.8	$43.0	$—	$43.0

Children’s Book Publishing and Distribution	$69.3	$—	$69.3	$83.1	$—	$83.1
Education Solutions	(12.9)	—	(12.9)	2.7	—	2.7
International (3)	(0.2)	1.2	1.0	3.2	—	3.2
Overhead (4)	(54.0)	5.1	(48.9)	(47.0)	—	(47.0)
Operating income (loss)	$2.2	$6.3	$8.5	$42.0	$—	$42.0

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.
(2) In the six months ended November 30, 2023, the Company recognized a benefit of $1.6 for income taxes in respect to one-time pretax items.
(3) In the six months ended November 30, 2023, the Company recognized pretax severance of $1.2 related to restructuring and cost-savings initiatives.
(4) In the six months ended November 30, 2023, the Company recognized pretax severance of $5.1 related to restructuring and cost-savings initiatives.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	11/30/23	11/30/22
Earnings (loss) before income taxes as reported	$101.5	$100.9
One-time items before income taxes	—	—
Earnings (loss) before income taxes excluding one-time items	101.5	100.9
Interest (income) expense	(0.4)	(0.7)
Depreciation and amortization (1)	16.3	16.0
Amortization of prepublication costs	6.6	6.1
Adjusted EBITDA (2)	$124.0	$122.3

	Six months ended
	11/30/23	11/30/22
Earnings (loss) before income taxes as reported	$3.5	$43.0
One-time items before income taxes	6.3	—
Earnings (loss) before income taxes excluding one-time items	9.8	43.0
Interest (income) expense	(1.8)	(0.9)
Depreciation and amortization (1)	32.1	32.2
Amortization of prepublication costs	13.3	12.4
Adjusted EBITDA (2)	$53.4	$86.7

(1) For the three and six months ended November 30, 2023, amounts include depreciation of $0.6 and $1.2, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.0 and $0.1, respectively, and amortization of capitalized cloud software of $1.6 and $3.3, respectively, recognized in selling, general and administrative expenses. For the three and six months ended November 30, 2022, amounts include depreciation of $0.7 and $1.6, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.0 and $0.1, respectively, and amortization of capitalized cloud software of $1.5 and $3.0, respectively, recognized in selling, general and administrative expenses.

(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

1